UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 1, 2011

QUICKSILVER RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14837	75-2756163
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 Cherry Street
Suite 3700, Unit 19
Fort Worth, Texas 76102
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 665-5000

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.      Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
In November 2004, Quicksilver Resources Inc. issued $150 million aggregate principal amount of its 1.875% Convertible Subordinated Debentures due 2024 (the “Notes”).  Interest on the Notes is payable on May 1 and November 1 of each year, including contingent interest, if applicable.  On each of November 1, 2011, November 1, 2014, and November 1, 2019, holders of the Notes have the option to require Quicksilver to repurchase any Notes at a repurchase price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest, including contingent interest, if applicable, to but excluding the repurchase date.

The holders of 99.9% of the Notes exercised the option to require Quicksilver to repurchase their Notes on November 1, 2011.  The option expired at the close of business on October 31, 2011.  The repurchase price of $149,982,000 was paid on November 1, 2011, in cash and funded with borrowings under Quicksilver’s U.S. senior secured revolving credit facility.

As a result of the repurchase and cancellation of the Notes, beginning on November 1, 2011, our diluted earnings per share calculation will exclude the conversion effects of 9.8 million additional shares that underlie these Notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUICKSILVER RESOURCES INC.

By:	/s/ Philip Cook
Philip Cook
Senior Vice President – Chief Financial Officer

Date: November 1, 2011